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                                                                     Exhibit  99


[TELXON LOGO]
                                                                    NEWS RELEASE

FOR IMMEDIATE RELEASE


               TELXON ANNOUNCES SHIFT IN MANAGEMENT AND DIRECTION

         AKRON, OHIO, June 19, 1996 -- Telxon Corporation (TLXN - Nasdaq - NNM) announced today the promotion of Frank E. Brick as President and Chief Operating Officer reporting to Robert F. Meyerson, Chairman and Chief Executive Officer of Telxon.

         Meyerson said, "Telxon has doubled its annual sales rate to over $500 million over the past three years and has established itself as a leading producer of wireless and mobile transaction systems and products. During this time, operating profits were sacrificed to bring the latest technology to our customers on a continuing basis. With Telxon's advanced wireless and imaging technology at the leading edge, we can now focus our efforts on building operating profits. Frank Brick will spearhead these actions and will be responsible for all operations, including sales, manufacturing, product development, distribution, and budget control."

         Concurrently, Telxon announced that it expects its first half fiscal year 1997 results to reflect approximately 5% revenue growth and a loss of approximately $.50 per share. "We see the market changing faster than expected," Meyerson stated, "and are acting now to reduce costs across all product lines by accelerating initiatives to improve manufacturing and operating efficiencies. Large, focus account customers require lower costs, turning mobile hardware computing products into commodities, and establishing

             Telxon Corporation/Corporate Communications Department
          3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                        800-800-8001/Fax (330) 873-2058






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clearly differentiated wireless systems, mobile imaging, and systems integration as the value added portion of the market."

         Frank Brick was formerly President of Telxon International. Prior to joining Telxon in 1993, he was Chairman and Chief Executive Officer of Basicomputer Corporation, a $250 million computer integrator and network services company.

         William J. Murphy, formerly President and Chief Operating Officer, a career sales and marketing executive, will now focus entirely on sales, both domestic and international as he becomes Senior Executive Vice President for Telxon Global Sales and Marketing. In the new organization, Brick will report to Meyerson as will Kenneth W. Haver, Senior Vice President and Chief Financial Officer; Dr. Yung Fu Chang, Senior Executive Vice President and Chief Scientist; and David D. Loadman, recently promoted to Senior Vice President Global Wireless Systems and Advanced R&D.

         Meyerson further stated, "We expect that market growth for wireless and mobile teletransaction systems will continue to be attractive for the foreseeable future, but all competitors will feel pressure to lower costs in hand-held products. Telxon has invested heavily in developing and acquiring the key technologies and system integration capability required for success in the new markets. Now the company is prepared to drive its cost structure down to provide a level of price and performance to sustain long-term profitable growth. The unrecognized value the company has built in Aironet and other technical subsidiaries can only be enhanced by these improvements. We will continue to consider strategies in which the value of these investments can be realized by our shareholders."

         Kenneth W. Haver, Senior Vice President and Chief Financial Officer, added, "Successful implementation of our cost cutting initiatives should allow Telxon to return to


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double digit sales growth and profitability in the second half sufficient to produce profits for the full year."

         Haver also stated that planned changes are expected to produce positive operating cash flow for the year. As of March 31, Telxon has a net worth of $161 million and $180 million in working capital.

         Management has recommended that Telxon's Board of Directors approve a repurchase of common stock and convertible bonds.

         Other than the historical financial information stated above, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual results to differ materially from the forward-looking statements. The important factors affecting the realization of those results include, without limitation, general and industry-specific economic conditions, the company's ability to timely develop, introduce and gain market acceptance of new and enhanced products, competitive pressures and rapid technological change, and its ability to identify, acquire and manage new businesses and technologies while controlling manufacturing and other costs. Reference should be made to the discussion of these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.

         Telxon Corporation is a leading global designer and manufacturer of wireless and mobile transaction solution systems for vertical markets. The company integrates advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global technical services for its customers in more than 50 countries around the world. Telxon's executive, engineering,


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marketing and sales offices are headquartered in Akron, Ohio; its world manufacturing and domestic customer service facilities are located in Houston, Texas. Telxon International Division is headquartered in Brussels, Belgium. Telxon's World Wide Web site address is: http://www.telxon.com.

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For more information:

Alex L. Csiszar
Senior Director, Investor Relations
Telxon Corporation
(330) 873-2961
acsis@telxon.com